PRESS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Michael Garnreiter	(602) 852-9000
	Chief Financial Officer	E-mail: Michaelg@mstreetinc.com
Main Street Restaurant Group
Agrees to Be Acquired by The Briad Group for $6.40 per Share in Cash
Phoenix, AZ—(Market Wire)—May 22, 2006 — Main Street Restaurant Group, Inc. (NASDAQ: MAIN), the world’s largest franchisee of TGI Friday’s restaurants, the owner and operator of the Bamboo Club — Asian Bistro, the Redfish Seafood Grill and Bar restaurant concepts and operator of one Alice Cooper’stown restaurant, announced today that it has entered into a definitive agreement to be acquired by Briad Main Street, Inc., a wholly owned subsidiary of The Briad Group, for $6.40 per share in cash.
The Briad Group, located in Livingston, New Jersey, was founded by Mr. Bradford Honigfeld. In addition to being its sole shareholder and current CEO, Mr. Honigfeld also owns or controls approximately 2.2 million shares of Main Street Restaurant Group common stock. The Briad Group is currently an 18-unit TGI Friday’s franchisee and operates over 50 Wendy’s fast food restaurants. The Briad Group also develops, constructs and operates limited service hotels (Marriott and Hilton).
Under the terms of the merger agreement, Main Street Acquisition Corporation, a wholly owned subsidiary of The Briad Group, will commence a cash tender offer for all of the outstanding shares of Main Street Restaurant Group at $6.40 per share. The tender offer is subject to a minimum tender condition of 90% of the outstanding Main Street Restaurant Group shares and other customary conditions, but is not subject to any financing condition. After the tender offer and the merger, Main Street Restaurant Group will become a wholly owned subsidiary of The Briad Group, a privately held entity.
The board of directors of Main Street Restaurant Group has approved the merger agreement, tender offer, and merger, and recommends that all Main Street Restaurant Group’s stockholders tender their shares.
Bill Shrader, President and Chief Executive Officer of Main Street Restaurant Group, said, “After significant operational and financial improvements at Main Street Restaurant Group, and after an in-depth process of evaluation with the assistance of Cowen and Company, we concluded that accepting The Briad Group’s offer is the best way for our company to maximize stockholder value. We believe that the premium being paid for this transaction over the recent average stock price is a direct result of our team’s efforts. Importantly, our company culture, restaurant operating philosophy, and focus on accelerating the development of the flagship TGI Friday’s brand are all consistent with the philosophy of The Briad Group.”

Brad Honigfeld, Chairman and Chief Executive Officer of The Briad Group, stated, “Main Street Restaurant Group is a well respected operator both within the TGI Friday’s franchise system and within the industry as a whole. The value they’ve created is a testament to the caliber and dedication of Main Street’s store level team members and management alike, and we are excited to welcome them to The Briad Group family.”
In connection with the proposed transaction, CIC Partners, John F. Antioco and others have agreed to tender their shares and to vote their shares in favor of the proposed transaction, in addition to other customary agreements. Together with The Briad Group, this represents ownership or control of over 47% of the outstanding common stock of Main Street Restaurant Group, Inc.
Cowen and Company, LLC acted as financial advisor and Greenberg Traurig, LLP provided legal counsel to Main Street Restaurant Group, Inc.
Jefferies & Company, Inc. acted as financial advisor and Pryor Cashman Sherman & Flynn LLP provided legal counsel to Mr. Honigfeld, Main Street Acquisition Corporation, and The Briad Group.
NOTICE TO INVESTORS
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Main Street Restaurant Group, Inc. described in this press release has not commenced. At the time the tender offer is commenced, Briad Main Street, Inc. and Main Street Acquisition Corporation will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”), and Main Street Restaurant Group, Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal, and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Main Street Restaurant Group stockholders at no expense to them. In addition, all of those materials, and all other offer documents filed with the SEC, will be available at no charge on the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS
Certain statements in this announcement may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the level of stockholder acceptance of the proposed transaction, any competing transactions, receipt of any required regulatory approvals for the transaction, the ability of Main Street Restaurant Group to satisfy the merger agreement conditions and consummate the merger, and factors that may affect Main Street Restaurant Group’s business, financial condition, results of operations, or properties, including those discussed in “Risk Factors” in Main Street Restaurant Group’s Annual Report on Form 10-K for its fiscal year ended December 26, 2005 and Main Street Restaurant Group’s other filings with the SEC that are available at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. None of Main Street Restaurant Group, Inc., Briad Main Street, Inc., or Main Street Acquisition Corporation assumes any obligation to update the information in this announcement, except as required by law.